Exhibit 10.1

Published CUSIP Number: 74971KAG0

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of September 30, 2016

among

R.R. DONNELLEY & SONS COMPANY,

as the Borrower,

THE GUARANTORS PARTY HERETO,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

CITIGROUP GLOBAL MARKETS INC.

and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

CAPITAL ONE SECURITIES, INC.,

FIFTH THIRD SECURITIES, INC.,

ING BANK N.V.,

PNC CAPITAL MARKETS LLC,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANK OF AMERICA, N.A.,

CAPITAL ONE SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

FIFTH THIRD SECURITIES, INC.,

ING BANK N.V.,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Runners

-i-

-ii-

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.01(v)	Domestic Subsidiaries
7.11	Closing Date Mortgaged Properties
8.01(b)	Certain Existing Debt
8.02	Existing Investments
8.06	Existing Liens
10.10	Released Guarantors
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.04	Form of Swing Line Notice
2.11(a)	Form of Note
2.14(a)	Form of Designated Borrower Request and Assumption Agreement
2.14(b)	Form of Designated Borrower Notice
3.01(e)	Form of Non-Bank Certificate
5.01(a)(iii)	Form of Security Agreement
5.01(a)(vi)	Form of Sullivan & Cromwell LLP Opinion
5.01(a)(vii)	Form of Wisconsin Opinion
5.01(a)(viii)	Form of North Carolina Opinion
5.01(a)(ix)	Form of Maryland Opinion
5.01(a)(x)	Form of Texas Opinion
5.01(a)(xi)	Form of Perfection Certificate
7.02(c)	Form of Compliance Certificate
7.02(g)	Form of Perfection Certificate Supplement
7.11A	Form of Mortgage
11.06(b)	Form of Assignment and Assumption

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 30, 2016 among R.R. DONNELLEY & SONS COMPANY, a Delaware corporation (the “Company”), the Guarantors (defined herein) party hereto from time to time, the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Company has requested that the Lenders provide $800,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions that is accounted for in the financial statements as an acquisition, of either (a) property or assets from another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person, in each case with a fair market value in excess of $10,000,000.

“Additional Commitment Lender” has the meaning specified in Section 2.17(d).

“Additional Mortgage” has the meaning specified in Section 7.08.

“Adjustment Date” has the meaning specified in the definition of “Applicable Margin.”

“Administrative Agent” means Bank of America, in its capacity as the contractual representative for all of the Lenders for purposes of this Agreement, as designated and appointed in accordance with Article X, and any successor thereto as provided herein.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is controlled by or is under common Control with such Person.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is $800,000,000.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, supplemented and/or restated from time to time.

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the Equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $250,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Anti-Terrorism Laws” means the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means (i) prior to the Adjustment Date related to the second full fiscal quarter occurring after the Closing Date, 2.50% for Eurocurrency Rate Loans and 1.50% for Base Rate Loans and (ii) on and after the delivery of the financial statements and compliance certificate for the year ended December 31, 2016 pursuant to Section 7.02, a percentage determined in accordance with the table below:

Leverage Ratio	Facility Fee Rate	Applicable Margin for Eurocurrency Rate Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans
≤ 3.50:1.00	0.375%	2.125%	1.125%
> 3.50:1.00 and < 4.00:1.00	0.375%	2.375%	1.375%
> 4.00:1.00	0.500%	2.500%	1.500%

For purposes of the table above, changes in the Applicable Margin and Facility Fee Rate resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which the financial statements and compliance certificate are delivered to the Lenders pursuant to Section 7.02 and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 7.02, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the table above shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the table above shall apply. Each determination of the Leverage Ratio pursuant to the table above shall be made in a manner consistent with the determination thereof pursuant to Section 8.05.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.16.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, N.A., JPMorgan Chase Bank, N.A., Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities Inc., ING Bank N.V., PNC Capital Markets LLC, Suntrust Robinson Humphrey, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Securities, LLC, in each case solely in the capacity as a joint lead arranger and joint book runner of the credit facilities provided under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national banking association, and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” means the Company and “Borrowers” means the Company and the Designated Borrowers, if any.

“Borrower Materials” has the meaning set forth in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate, any fundings, disbursements, settlements and payments in Dollars in respect of any such Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day that is a London Banking Day; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender (as applicable) benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means (w) any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, (x) any arrangements relating to letters of credit existing on the Closing Date and listed by the Borrower on Schedule 8.01(b) that are with a Lender or an Affiliate of a Lender on the Closing Date and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part thereof permitted by Section 8.01(b) (it being understood that if the amount of any letter of credit is increased in connection with any extension, renewal or replacement, the amount permitted by Section 8.01(b) shall be permitted to be a Cash Management Agreement and the amount above the amount permitted under Section 8.01(b) shall be permitted to be a Cash Management Agreement if permitted under Section 8.01(i)(x)), in each case to the extent issued by a Person that is a Lender or an Affiliate thereof at the time of issuance, (y) any arrangements relating to bilateral lines incurred by Foreign Subsidiaries existing on the Closing Date and listed by the Borrower on Schedule 8.01(b) that are with a Lender or an Affiliate of a Lender on the Closing Date and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part thereof permitted by Section 8.01(b) (it being understood that if the amount of any bilateral line is increased in connection with any extension, renewal or replacement, the amount permitted by Section 8.01(b) shall be permitted to be a Cash Management Agreement and the amount above the amount permitted under Section 8.01(b) shall be permitted to be a Cash Management Agreement if permitted under Section 8.01(i)(x)), in each case to the extent loaned by a Person that is a Lender or an Affiliate thereof at the time of commitment or incurrence, and (z) any arrangements relating to other Debt created after the date hereof pursuant to Section 8.01(i)(x) that is listed by the Borrower in a certificate for the Administrative Agent at the earlier of commitment or incurrence.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement or, with respect to a Cash Management Agreement existing on the Closing Date, on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or a Subsidiary of such a Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by an Lender (or for purposes of Section 3.04, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives (including the rules for systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III ((x) and (y) collectively referred to as “Dodd-Frank and Basel III”), shall in each case be deemed to be a “Change in Law,” regardless of the date created, adopted or issued, but only to the extent it is general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of Section 3.04 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions; provided that such Lender shall only be required to certify compliance with such requirement and shall not be obliged to provide any other information.

“Closing Date” has the meaning set forth in Section 5.01.

“Collateral” means all of the “Pledged Collateral,” “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, Additional Mortgages and Mortgage Amendments, including pursuant to Section 7.08 or 7.11, each of the collateral assignments, joinder agreements to the security agreement, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) of the Existing Credit Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commission” means the Securities and Exchange Commission or any federal body succeeding to its principal functions.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning set forth in the preamble hereto.

“Consolidated Debt” means the total debt of the Company and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period,

(a) Consolidated Net Income for such period, plus

(b) to the extent deducted in computing such Consolidated Net Income for such period, the sum (without duplication) of

(i) all income taxes of the Company and its Consolidated Subsidiaries paid or accrued in accordance with GAAP,

(ii) Consolidated Interest Expense,

(iii) depreciation and amortization in accordance with GAAP,

(iv) any non-cash charges, accruals or reserves for extraordinary, unusual or nonrecurring items,

(v) any non-cash compensation expense,

(vi) all other non-cash charges, expenses or losses, including any impairment (including any impairment of intangibles and goodwill) (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory),

(vii) any loss or gain on extinguishment of debt, and

(viii) any restructuring and impairment charges and any cash charges in respect of non-recurring or unusual items, minus

(c) (i) to the extent added in computing Consolidated Net Income for such period, total interest income, as determined in accordance with GAAP and (ii) the payment of cash, if any, when actually paid, with respect to any charge, accrual or reserve that was deducted in determining Consolidated Net Income in such period, but added back in any prior period pursuant to clause (b)(iv);

(the sum of clauses (a) and (b) minus clause (c) being referred to as “Consolidated Unadjusted EBITDA”); minus

(d) cash restructuring and impairment charges and cash charges in respect of non-recurring or unusual items pursuant to clause (viii) above (excluding charges and expenses in connection with the Transactions that are accrued no later than 12 months after the Closing Date and without duplication of any Pro Forma Basis adjustments) in excess of 10% of Consolidated Unadjusted EBITDA for any measurement period.

“Consolidated Interest Expense” means, for any period, on a Pro Forma Basis (a) total interest expense of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP, plus (b) without duplication, the consolidated interest, fees, yield or discount accrued during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its Consolidated Subsidiaries in connection with securitization transactions (regardless of the accounting treatment of such securitization transactions).

“Consolidated Net Income” means, for any period, the consolidated net earnings (or loss) after taxes of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Secured Debt” means (a) the Consolidated Debt of the Company and its Subsidiaries secured by a Lien on any assets of the Company and its Subsidiaries minus (b) any Consolidated Debt at Subsidiaries that are not Guarantors incurred pursuant to Section 8.01(b) or Section 8.01(i)(z) included in clause (a) of this definition of Consolidated Secured Debt.

“Consolidated Subsidiary” means, at any date, any subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the amount that would appear opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Unadjusted EBITDA” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” means (but without duplication of any item) (i) indebtedness for borrowed money or for the deferred purchase price of property or services other than (x) trade accounts payable on customary terms in the ordinary course of business and (y) financial obligations under management consulting contracts or noncompete agreements with unaffiliated Persons entered into in connection with the acquisition of the businesses of such Persons, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) the maximum amount available to be drawn under letters of credit (including standby and commercial); provided that letters of credit that are cash collateralized, up to a maximum aggregate amount of $50,000,000 at any one time, shall not be deemed Debt and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii) or (iv) above.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable law, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Letter of Credit Fees plus 2% per annum to the fullest extent permitted by applicable law.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” means the Subsidiaries of the Company party hereto pursuant to Section 2.14.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Obligations” means all Obligations under the Loan Documents of Designated Borrowers.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition; provided that with respect to any Disposition involving non-cash consideration in excess of $5,000,000, the designation of non-cash consideration shall be evidenced pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a Responsible Officer of the Borrower, less the amount of cash received in connection with a subsequent disposition of or collection on such Designated Non-Cash Consideration.

“DFS” means Donnelley Financial Solutions, Inc.

“DFS and LSC Collateral” means the assets owned by the DFS Guarantor and the LSC Guarantor, and shall include the Equity Interests of the DFS Group and LSC Group.

“DFS Group” means DFS and its subsidiaries.

“DFS Guarantor” means any member of the DFS Group that was an obligor under the Existing Credit Agreement immediately prior to the Closing Date.

“Disposition” or “Dispose” by any Person, means the disposition by such Person, in a single transaction or in a series of related transactions, of property or assets of such Person or a Subsidiary with fair market value in excess of $10,000,000, including by way of issuing Equity Interests in a Subsidiary, but excluding any Involuntary Disposition.

“Distributions” has the meaning specified in the definition of “Transactions.”

“Dodd-Frank and Basel III” has the meaning specified in the definition of “Change in Law.”

“Dollars” and the sign “$” each mean the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the Equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation relating to the environment or Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equivalent” in Dollars of any Alternative Currency on any date means the equivalent in Dollars of such Alternative Currency determined by using the quoted spot rate at which Bank of America’s principal office in London offers to exchange Dollars for such Alternative Currency in London prior to 4:00 P.M. (London time) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Alternative Currency of

Dollars means the equivalent in such Alternative Currency of Dollars determined using the quoted spot rate at which Bank of America’s principal office in London offers to exchange such foreign currency for Dollars in London prior to 4:00 P.M. (London time) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt of notice from the PBGC of its intent to take action under Section 4042 of ERISA to terminate or appoint a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan (i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or comparable or successor rate, which is approved by the Administrative Agent as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00a.m. (Toronto, Ontario time) two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative

Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of definition of “Eurocurrency Rate.”

“Events of Default” has the meaning set forth in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by such recipient’s net income (however denominated), and franchise Taxes imposed in lieu of net income Taxes, by a jurisdiction as a result of such recipient being organized, having its principal office in or, in the case of any Lender, having its applicable Lending Office in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (including such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced, any Loan Documents (including, for the avoidance of doubt, any backup withholding in respect of such Taxes), (b) any branch profits Taxes under Section 884(a) of the Internal Revenue Code, or any similar Tax, imposed by any jurisdiction described in (a), (c) any withholding Tax attributable to a Lender’s failure to comply with Section 3.01(e), (d) in the case of a Foreign Lender to the Company (other than an assignee pursuant to a request by the Company under Section 11.13), any United States federal withholding Tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 3.01 and (e) any United States federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 15, 2012, among the Borrower, certain subsidiaries of the Borrower as guarantors, Bank of America, N.A., as Administrative Agent and the other parties thereto, as amended, supplemented, or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” means the Letters of Credit on Schedule 2.03.

“Existing Maturity Date” has the meaning set forth in Section 2.17(a).

“ExpressMap” means an aerial map issued by a survey provider that has been selected by the Borrower and is reasonably acceptable to the Administrative Agent with respect to any Mortgaged Property, in form and substance reasonably acceptable to the Administrative Agent, together with a written certificate executed by a Responsible Officer of the Borrower stating that the material improvements utilized in connection with such Mortgaged Property (i) are located within such Mortgaged Property and (ii) are depicted on the aerial map relating to such Mortgaged Property.

“Extending Lender” has the meaning set forth in Section 2.17(e).

“Extension Request” has the meaning set forth in Section 2.17(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person related to proceeds of an Involuntary Disposition (other than proceeds of business interruption insurance); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or casualty and condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment or fixed assets are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment or fixed assets in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iii) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility Fee” has the meaning set forth in Section 2.09.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of August 8, 2016 between Bank of America and the Company.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereinafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and other sources as described in FASB ASC 105, “Generally Accepted Accounting Principles”, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Guarantors on the signature pages hereto and any other Domestic Subsidiary that becomes a Guarantor after the date hereof (whether required to by this Agreement or otherwise); it being understood that the Company is a Guarantor of the Designated Borrower Obligations as described in Article IV.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV or any applicable joinder agreement.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic,” or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation.

“Hedge Bank” means any Person that, at the time it enters into an interest rate or foreign currency Swap Contract permitted hereunder, or in the case of such a Swap Contract existing on the Closing Date, on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“HMT” has the meaning specified in the definition of “Sanction(s).”

“Honor Date” has the meaning set forth in Section 2.03(d)(i).

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Indentures” means (1) the Indenture, dated as of November 1, 1990, between the Borrower The Bank of New York Trust Company, N.A. as Trustee, as amended or supplemented, and (2) the Indenture, dated as of January 3, 2007, between the Borrower and Wells Fargo Bank, National Association, as successor in interest to LaSalle Bank National Association, as amended or supplemented.

“Information” has the meaning specified in Section 11.07.

“Information Documents” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 together with all schedules and exhibits thereto, including those incorporated therein by reference, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Insurance Policy Debt” means Debt of the Company or any of its Subsidiaries under policies of life insurance now or hereafter owned by the Company or any of its Subsidiaries under which policies the sole recourse for such borrowing is against such policies.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, trade secret licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, (a) initially the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week (with respect to Loans denominated in Dollars only) or one, two, three or six months thereafter, as selected by the Company in its Loan Notice (or such other period that is twelve months or less requested by the Company and consented to by the Lenders) and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Rate Loan and ending one week with respect to Loans denominated in Dollars only), one month, two months, three months or six months (or, if agreed to by all Lenders under the applicable facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable Loan Notice to the Administrative Agent not later than 12:00 noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) an Acquisition, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of any Investment. The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in value.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Borrower or any Subsidiary.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Judgement Currency” has the meaning specified in Section 11.20.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to a particular Letter of Credit, (a) Bank of America, (b) JPMorgan Chase Bank, N.A., (c) Citibank, N.A., (d) Comerica Bank, each in its capacity as an issuer of Letters of Credit hereunder, or (e) such other Lender selected by the Borrower (upon notice to the Administrative Agent) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (e) without such Lender’s consent), or any successor issuer of Letters of Credit hereunder. It is understood and agreed that any L/C Issuer appointed under clause (e) may be appointed to issue only certain letters of credit or even one specific letter of credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender. Each Lender may, at its option, make any Loan available to any Borrower that is a Foreign Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower that is a Foreign Subsidiary to repay such Loan in accordance with the terms of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means with respect to any L/C Issuer, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Sublimit”; provided that the Borrower and any L/C Issuer may from time to time by written agreement delivered to the Administrative Agent vary the amount of any L/C Issuer’s Letter of Credit Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. The aggregate Letter of Credit Sublimit as of the Closing Date is $150,000,000.

“Leverage Ratio” means, on a Pro Forma Basis, as of any date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the most recent four-quarter period then ended for which financial statements have been delivered pursuant to Section 7.02(a) or (b).

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“LIBOR Quoted Currency” means Dollars, Euro, Sterling, Swiss Francs and Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, lien, claim, charge or encumbrance of any kind in respect of such asset.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan, or, if applicable, an L/C Borrowing.

“Loan Documents” means this Agreement, each Note, the Guaranty, the Collateral Documents, each Issuer Document, each Designated Borrower Request and Assumption Agreement and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Loan Parties” means each of the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LSC” means LSC Communications Inc.

“LSC Group” means LSC and its subsidiaries.

“LSC Guarantor” means any member of the LSC Group that was an obligor under the Existing Credit Agreement immediately prior to the Closing Date.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of this Agreement or the Notes or any Collateral Document, or (c) the ability of the Company to perform its material obligations under this Agreement or any Collateral Document.

“Material Real Property” shall mean any parcel of Real Property located in the United States and having a fair market value (on a per-property basis) greater than or equal to $15,000,000 as of (x) the Closing Date, for Real Property then owned or (y) the date of acquisition, for Real Property acquired after the Closing Date, in each case as determined by the Company in good faith; provided that no Principal Property (as defined in each Indenture) shall be a Material Real Property; provided further that the foregoing proviso shall cease to apply on the date on which Section 406 or 1006, as applicable, and 407 or 1007, as applicable, in all of the Indentures and any future Indentures with similar terms shall cease to be in effect with respect to any Debt thereunder in accordance with the terms of each Indenture and any future indentures with similar terms, including as a result of covenant defeasance.

“Material Subsidiary” means (a) any Designated Borrower and (b) any other Subsidiary of the Company which, at the time of determination, (i) shall own assets comprising in excess of 2% of all of the assets of the Company and its consolidated Subsidiaries on a consolidated basis or (ii) has net sales for the four fiscal quarters most recently ended in excess of 2% of the net sales of the Company and its consolidated Subsidiaries on a consolidated basis.

“Maturity Date” means September 30, 2021 unless such date is extended pursuant to Section 2.17; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means deeds of trust, trust deeds, deeds to secure debt and mortgages, in each case, substantially in the form to be reasonably agreed upon by the Borrower and Administrative Agent with such changes as may be appropriate to comply with applicable state and local laws and such other changes as are reasonably agreed upon by the Administrative Agent and the Borrower.

“Mortgage Amendment” has the meaning specified in Section 7.11.

“Mortgage Policy” has the meaning specified in Section 7.08.

“Mortgaged Property” means, collectively, each Material Real Property that is identified as such on Schedule 7.11 and each additional Material Real Property encumbered by a Mortgage pursuant to Section 7.08.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Company or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Company or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Permitted Investments received in connection with such transaction (including any cash or Permitted Investments received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (B) out-of-pocket expenses incurred by the Company or such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be payable as a result of such transaction; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition by more than $2,500,000, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interests by the Company of any of its Subsidiaries or the incurrence or issuance of any Debt of by the Company or any of its Subsidiaries, the excess of (i) the sum of the cash and Permitted Investments received in connection with such transaction over (ii) the sum of (A) the principal amount of any Debt that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (B) the out-of-pocket expenses (including underwriting discounts and commissions) incurred by the Company in connection with such transaction and (C) taxes reasonably estimated to be payable as a result of such transaction.

“Non-Bank Certificate” has the meaning specified in Section 3.01(e).

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Extending Lender” has the meaning specified in Section 2.17(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(c)(iii).

“Note” has the meaning specified in Section 2.11(a).

“Notice Date” has the meaning specified in Section 2.17(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower or Guarantor arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower, any Guarantor or any Affiliate of any thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection Certificate” means a certificate substantially in the form of Exhibit 5.01(a)(xi) hereto or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement substantially in the form of Exhibit 7.02(g) hereto or any other form approved by the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 8.02(e).

“Permitted Encumbrances” means Permitted Liens pursuant to Section 8.06(a), (k), (l), (m), (n), (p), (q), (t), (u) or (w).

“Permitted Liens” has the meaning specified in Section 8.06.

“Permitted Investments” means: (a) direct obligations of the United States of America, or of any agency of either thereof, or obligations guaranteed as to principal and interest by the United States of America or by any agency of either thereof, in either case maturing not more than 270 days from the date of acquisition thereof; (b) certificates of deposit issued or bankers’ acceptances issued by any Lender or any other bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least U.S.$500,000,000 (or equivalent amount in other currencies); (c) commercial paper rated A-1 or better or P-1, R-1 low or A-1 or better by S&P, Moody’s Investors Service, Inc. or Dominion Bond Rating Service Limited, respectively, or other recognized international rating agency approved by the Administrative Agent, maturing not more than 180 days from the date of acquisition thereof; (d) commercial paper rated A-2 or better (but less than A-1) or P-2 or better (but less than P-1) by S&P or Moody’s Investors Services, Inc. respectively or a recognized international rating agency approved by the Administrative Agent, maturing not more than 30 days from the date of acquisition thereof; (e) money market funds which have a rating of “R 1 (low)” by Dominion Bond Rating Service Limited or “AAA m” or “AAA mg” by S&P or have otherwise been approved in writing by the Administrative Agent; (f) time deposits held at a bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least U.S.$500,000,000 (or equivalent amount in other currencies); (g) in the case of Investments by any Foreign Subsidiary made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Foreign Subsidiary is located that are comparable to the Investments listed above; and (h) any other investments approved in writing by the Administrative Agent.

“Permitted Refinancing” means, with respect to any Debt, any refinancing thereof; provided, however, that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Debt shall (i) not have a stated maturity or weighted average life that is shorter than that of the Debt being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 181 days after the Maturity Date then in effect at the time of issuance), (ii) if the Debt being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Debt, be at least as subordinate to the Obligations as the Debt being refinanced (and unsecured if the refinanced Debt is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of the Company or any of its Subsidiaries incurred in connection with such refinancing; and (c) the sole obligor on such refinancing Debt shall be the Company or the original obligor on such Debt being refinanced; provided, however, that (i) any guarantor of the Debt being refinanced shall be permitted to guarantee the refinancing Debt and (ii) any Loan Party shall be permitted to guarantee any such refinancing Debt of any other Loan Party.

“Person” means an individual, partnership, corporation (including a company or business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning set forth in Section 7.02.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.05, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.02(a) or (b). In connection with the foregoing, (a) with respect to any Disposition (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction (it being agreed that with respect to any Disposition, such pro forma calculations may include a reasonable estimate of corporate overhead costs and expenses attributable to the property, assets or Subsidiary Disposed of that will no longer be incurred following such Disposition) and (ii) Debt which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP and (B) such items are supported by financial statements or other information (it being agreed that with respect to any Acquisition, such pro forma calculations may include a reasonable estimate of savings resulting from such Acquisition that have been realized or for which the steps necessary for realization have been taken and are expected to be realized in an amount not to exceed 10% of Consolidated Unadjusted EBITDA before giving effect to such synergies for any measurement period) and (ii) any Debt incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination.

“Public Lender” has the meaning set forth in Section 7.02.

“Qualified ECP Guarantor” means, at any time, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements located thereon and appurtenant fixtures and equipment.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisers of such Person and of such Person’s Affiliates.

“Released Guarantors” has the meaning set forth in Section 10.10.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(b), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction, law, rule or regulation administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate or foreign currency Swap Contract permitted hereunder that is entered into by and between the Company or any of its Subsidiaries and any Hedge Bank.

“Secured Leverage Ratio” means, on a Pro Forma Basis, as of any date of determination, the ratio of (a) Consolidated Secured Debt on such date to (b) Consolidated EBITDA for the most recent four-quarter period then ended for which financial statements have been delivered pursuant to Section 7.02(a) or (b).

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Company or any of its Subsidiaries under each Secured Hedge Agreement, and (c) the due and punctual payment and performance of all obligations of the Company or any of its Subsidiaries (including overdrafts and related liabilities) under each Secured Cash Management Agreement; provided, that the Secured Obligations shall exclude any Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means, in each case as amended and together with each other security agreement and joinder agreement to the security agreement delivered hereunder, the security agreement in substantially the form of Exhibit 5.01(a)(iii) hereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.08).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 12:00 noon on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other business entity (a) of which a majority of the shares of Voting Stock is at the time beneficially owned by such Person, (b) over which such Person has the ability to direct the management, or (c) whose financial results are consolidated into the financial statements of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Survey” has the meaning specified in Section 7.08.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, the termination value thereof.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Insurer” has the meaning specified in Section 7.08.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Transactions” means (i) the entry into the Loan Documents, (ii) the distribution of at least 80% of the common stock of DFS to the shareholders of the Company (the “DFS Distribution”), (iii) the distribution of at least 80% of the common stock of LSC to the shareholders of the Company (the “LSC Distribution” and together with the DFS Distribution, the “Distributions”), (iv) the distribution from DFS and LSC to the Company in the amount of at least $1,126 million, (v) the offer to purchase for cash, retirement upon exchange or redemption for cash of certain debt securities of the Company (x) by the Company for the purpose of reducing its outstanding debt and (y) by certain third-party purchasers for the purpose of exchanging with the Company such debt securities for certain debt securities of DFS, collectively up to a maximum aggregate purchase price of $1,200,000,000, in each case, prior to or substantially concurrently with the Closing Date, and (vi) the sale or exchange of any common stock of DFS or LSC retained by the Company or its subsidiaries following the Distributions, including for debt securities of the Company with certain third-party purchasers, and the application of any proceeds of such sale or exchange to offer to purchase for cash, retire upon exchange or redeem for cash certain debt securities of the Company.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose common stock (other than directors’ qualifying shares or similar nominal shares to the extent required under applicable legal requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and

(b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have 100% of the common equity interests (other than directors’ qualifying shares or similar nominal shares to the extent required under applicable legal requirements) at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” means the lawful currency of Japan.

SECTION 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” (except when used as accounting terms, in which case GAAP shall apply) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the statements referenced in Section 6.01(e). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Administrative Agent shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP. Upon any agreement between the Company and the Administrative Agent as to any such amendment, the Administrative Agent shall provide the Lenders with prompt written notice of such amendment. Unless the Required Lenders shall have objected to such amendment within ten Business Days after the Lenders shall have been notified thereof by the Administrative Agent, such amendment shall become effective and shall be binding on all parties hereto; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04 Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders that would be obligated to make Credit Extensions denominated in such requested currency.

(b) Any such request shall be made to the Administrative Agent not later than 12:00 noon, ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 12:00 noon, two Business Days after receipt of such request whether it consents, in its reasonable discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

SECTION 1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) In connection with Alternative Currency, each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.09 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 Revolving Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Company or if applicable a Designated Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Company has provided a funding indemnity letter to the Administrative Agent on a timely basis in form and substance acceptable to the Administrative Agent. Each Lender may, at its option, make any Loan available to any Borrower that is a Foreign Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower that is a Foreign Subsidiary to repay such Loan in accordance with the terms of this Agreement.

(b) Increases of the Aggregate Commitments. The Company shall have the right, upon at least five Business Days’ prior notice to the Administrative Agent (or such shorter period reasonably agreed to by the Administrative Agent) from time to time, to increase the Aggregate Revolving Commitments and/or to add “term loans” hereunder in one or more increases, at any time prior to the date that is six months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) the aggregate increase in Aggregate Revolving Commitments and term loan additions ever made hereunder shall not exceed $100,000,000;

(ii) no Default shall have occurred and be continuing on the date on which such increase is to become effective and after giving effect to such increase and the incurrence of Debt thereunder and use of proceeds therefrom on a Pro Forma Basis assuming it were fully drawn, the Company is in compliance with Section 8.05;

(iii) the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that in the case of any incremental term loans used to finance an acquisition permitted hereunder, to the extent the Lenders participating in such term loans agree, only customary “specified representations” and “acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Company or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate) be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct in all respects).

(iv) such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(v) such requested increase shall only be effective upon receipt of (A) additional Revolving Commitments or term loan commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment or term loan commitment) and (B) documentation from each institution providing an additional Revolving Commitment or term loan commitment evidencing its additional Revolving Commitment or term loan commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(vi) the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Company and any Designated Borrower) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Revolving Commitments or term loan commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(vii) the Borrower shall have paid such arrangement and upfront fees as agreed by such Borrower with any existing or incremental Lenders that are due and payable on or prior to the date of such requested increase in the Aggregate Revolving Commitments or term loan commitments;

(viii) if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Borrowers shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans; and

(ix) any term loans (i) shall have a weighted average life to maturity and final maturity date of no less than one-half year after the then current final maturity date of the Revolving Loans, (ii) shall benefit from the same security interests as the Aggregate Revolving Commitments, (iii) other than with respect to prepayments, pricing and fees, amortization and maturity, the terms of any such loan, taken as a whole, shall be no less favorable to the Borrower than the terms hereunder, (iv) may come ahead of Revolving Loans and Aggregate Revolving Commitments and related Obligations with respect to optional and mandatory prepayments and (iv) may be effected through amendments to this Agreement made by the Company, the Administrative Agent and the term loan lenders and without the consent of any other person.

For the avoidance of doubt, increases pursuant to this Section 2.01(b) are solely at Lender discretion and any Lender who does not respond to an increase request shall be deemed to have rejected it.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) 12:00 noon four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(d) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of a Loan in a

Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice; provided that a Base Rate Loan requested after noon on the same day funding is requested shall be available no later than 2:00 p.m. on that Business Day. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date of a Borrowing of Revolving Loans there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to such Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations and Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the aggregate Letter of Credit Sublimit and (z) the aggregate face amount of Letters of Credit issued by any L/C Issuer shall not, unless otherwise agreed by such L/C Issuer, exceed its Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement for which the L/C Issuer is not otherwise compensated hereunder not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) An L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is ten Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(d)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(vii) If the L/C Issuer shall make any payment or disbursement pursuant to a drawing under a Letter of Credit, then, (x) the unpaid amount thereof shall bear interest, for each day from and including the date such payment or disbursement is made to but excluding the Honor Date, at the Applicable Margin for Revolving Loans that are Base Rate Loans, and (y) unless the Borrowers shall reimburse such payment or disbursement in full on the Honor Date, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the Honor Date to but excluding the date that the Borrowers reimburse such payment or disbursement, at the rate per annum determined pursuant to Section 2.08(b). Interest accrued pursuant to this paragraph shall be for the account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.03(d) to reimburse the L/C Issuer shall be for the account of such Lender to the extent of such payment.

(e) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of L/C Issuers. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit) the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to adjustments as provided in Section 2.16, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Letter of Credit Fees times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv) with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for Letter of Credit Fees during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by such Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default pursuant to Section 9.01(a) or 9.01(b) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum agreed to between the Company and the applicable L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations and Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4.00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such Base Rate Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05 Prepayments.

(a) Voluntary Prepayments of Loans. (i) Each Borrower may, upon notice from the Company to the Administrative Agent in such form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) two Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) three Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 (or its Alternative Currency Equivalent) or a whole multiple of $1,000,000 (or its Alternative Currency Equivalent) in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) If any Loan Party Disposes of any property pursuant to Section 8.10(a) other than property recorded as current assets on the Company’s consolidated financial statements which results in the realization by such Person of Net Cash Proceeds in excess of $10 million, the Company shall prepay an aggregate principal amount of L/C Borrowings or Revolving Loans (without any reduction of the Revolving Commitments hereunder) equal to 100% of such Net Cash Proceeds (including amounts below $10 million) within 10 Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, that, if on any date that a mandatory prepayment is due hereunder, the amount of the mandatory prepayment due exceeds the aggregate principal amount of L/C Borrowings and Revolving Loans outstanding, the Company’s obligations under this Section 2.05(b)(i) shall be satisfied by prepaying such aggregate principal amount of L/C Borrowings or Revolving Loans (without any reduction of the Revolving Commitments hereunder); and provided, further, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i) that would trigger a prepayment hereunder, at the election of the Company (as notified by the Company to the Administrative Agent on or prior to tenth Business Day after such Disposition), and so long as no Default or Event of Default shall have occurred and be continuing, the Company or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets (including capital expenditures) or a Permitted Acquisition so long as within the later of (x) 360 days after the receipt of such Net Cash Proceeds and (y) 180 days after the entry into a contract to reinvest such proceeds within 360 days after the receipt thereof, such purchase shall have been consummated (as certified by the Company in writing to the Administrative Agent); and provided further that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be promptly applied to the repayment of the L/C Borrowings or Revolving Loans (without any reduction of the Revolving Commitments hereunder) to the extent set forth in this Section 2.05(b)(i).

(ii) Within seven Business Days following the incurrence or issuance by the Company or any of its Subsidiaries of any Debt (other than Debt permitted to be created, incurred, suffered to exist or issued pursuant to Section 8.01), the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Company or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below).

(iii) Upon any Extraordinary Receipt in excess of $10 million received by or paid to or for the account of any Loan Party, and not otherwise included in this Section 2.05(b), the Company shall prepay an aggregate principal amount of L/C Borrowings or Revolving Loans (without any reduction of the Revolving Commitments hereunder) equal to 100% of such Net Cash Proceeds received therefrom (including amounts below $10 million) within ten Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, that, if on any date that a mandatory prepayment is due hereunder, the amount of the mandatory prepayment due exceeds the aggregate principal amount of L/C Borrowings and Revolving Loans outstanding, the Company’s obligations under this Section 2.05(b)(iii) shall be satisfied by prepaying such aggregate principal amount of L/C Borrowings or Revolving Loans (without any reduction of the Revolving Commitments hereunder); and provided, further, that with respect to any proceeds of insurance or casualty or condemnation awards (or payments in lieu thereof), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to ten Business Days after receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default or Event of Default shall have occurred and be continuing, the Company or such Subsidiary may apply within 360 days after such Extraordinary Receipt such Net Cash Proceeds to replace or repair equipment or fixed assets of the Company or such Subsidiary or make capital expenditures; and provided, further, however, that any cash proceeds not so applied shall within five Business Days after such 360th day be promptly applied to the prepayment of L/C Borrowings or Revolving Loans as set forth in this Section 2.05(b)(iii).

(iv) Alternative Currency Sublimit. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(v) Aggregate Revolving Commitments. If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings exceeds an amount equal to 105% of the Aggregate Revolving Commitments, then, within three Business Days after receipt of such notice, the Borrowers shall prepay Loans, and, if necessary, Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such excess exposure.

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied, first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, in the case of clauses (iv) and (v), to Cash Collateralize Letters of Credit.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

SECTION 2.06 Termination or Reduction of Aggregate Revolving Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Total Revolving Outstandings; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Swing Line Sublimit or the aggregate Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Swing Line Sublimit or the aggregate Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Revolving Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans made to such Borrower outstanding on such date and all other Obligations then outstanding, including all accrued but unpaid interest and fees.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

SECTION 2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iii) Upon the request of the Required Lenders, while any Event of Default under Section 9.01(a) or 9.01(b) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the product of (i) the Facility Fee set forth in the table under the definition of Applicable Margin times (ii) the actual daily amount of the Aggregate Revolving Commitments regardless of usage (or, if the Aggregate Revolving Commitments have been terminated, on the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), subject to adjustment as provided in Section 2.16 (the “Facility Fees”). The Facility Fees shall accrue at all times during the Availability Period (and thereafter so long as Revolving Loans, Swing Line Loans and L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fees shall be calculated quarterly in arrears, and if there is any change in the Facility Fee set forth in the table under the definition of Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by such Facility Fee rate separately for each period during such quarter that such Facility Fee rate was in effect.

(b) Fee Letter. The Company shall pay fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

SECTION 2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 2.14 Designated Borrowers.

(a) The Company may at any time, upon not less than three Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14(a) (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received the information required by Section 5.03 and shall have consented to such designation. If the Administrative Agent and all the Lenders agree in writing that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all information required by Section 5.03, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14(b) (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that (i) no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date two Business Days after such effective date, and (ii) no Lender shall be obligated to make Loans to any Designated Borrower that is a Foreign Subsidiary if such Lender is unauthorized to lend in such Foreign Subsidiary’s jurisdiction.

(b) The Obligations of all Designated Borrowers shall be several in nature, subject to Article IV.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than three Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

SECTION 2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable L/C Issuer, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 9.03 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuers, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lenders, the L/C Issuers or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Sections 2.03, 2.05, 2.15, or 2.16(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuers the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender to the extent that the Company has not posted Cash Collateral for such exposure and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15 (after giving effect to any reallocation) for so long as any Letters of Credit are outstanding.

(b) Defaulting Lender Cure. The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that a Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), then the Fronting Exposure shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment (less the aggregate Outstanding Amount of the Revolving Loans of that Lender) and that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and such Lender’s Applicable Percentage of Fronting Exposure reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.17 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) once during the term of this Agreement and not later than 30 days prior to September 30, 2021 (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional one year from the Existing Maturity Date (the “Extension Request”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not more than 20 days after it has been notified of the Extension Request (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to extend the Maturity Date in accordance with the Extension Request. A Lender that determines not to extend its Maturity Date in response to the Extension Request will hereinafter be referred to as a “Non-Extending Lender.” Any Lender that does not so advise the Administrative Agent of its decision with respect to the Extension Request on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than three Business Days after the Notice Date.

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that (i) each of such Additional Commitment Lenders that is not already a Lender shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Assignment and Assumption, undertake a Commitment in an amount specified in such Assignment and Assumption and (ii) each such Additional Commitment Lender that is already a Lender shall agree to have its existing Commitment increased in an amount specified by the Company.

(e) Minimum Extension Requirement. If (and only if) the total of (i) the Commitments of the Lenders that have agreed so to extend their Maturity Date in accordance with this Section (each, an “Extending Lender”) and (ii) the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the effective date of the Assignment and Assumption, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender that is not already a Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Existing Maturity Date signed by a Responsible Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower authorizing and empowering certain officers of the Company to effect such extension and, certifying that, before and after giving effect to such extension, (i) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (b) the representations and warranties contained in subsections (i) and (ii) of Section 6.01(e) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.02, and (ii) no Default exists. In addition, on the Existing Maturity Date, the Company shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to pay the Non-Extending Lenders in full and to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary and the Administrative Agent and the Company may enter into any amendments necessary to effect the extensions allowed by this Section without any other consents.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Loan Party or any other applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the applicable withholding agent.

(ii) If any Loan Party or any other applicable withholding agent shall be required by any applicable laws to withhold or deduct any Taxes from or in respect of any payment made by any Loan Party under any Loan Document, then (A) the applicable Loan Party or other applicable withholding agent shall withhold or make such deductions as are determined by such withholding agent to be required, (B) the applicable Loan Party or other applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such withholding or deduction on account of Indemnified Taxes or Other Taxes been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above, each applicable Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a), (b) or (c)(i) above, each Lender and each L/C Issuer shall indemnify each applicable Borrower, and shall make payment in respect thereof within ten days after demand therefor, against any and all Excluded Taxes imposed in respect of such Lender, and any reasonable expenses arising therefrom or with respect thereto, that are incurred by or asserted against such Borrower by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to such Borrower pursuant to subsection (e).

(d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to withholding or deduction for any Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Company pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. Notwithstanding the preceding sentence, the completion, execution and submission of any documentation with respect to any Tax other than United States federal withholding tax shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 (or any successor form) or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI (or any successor form),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e) (a “Non-Bank Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor form),

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a Non-Bank Certificate, Internal Revenue Service Form W-9, and/or other certification documents (or successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a Non-Bank Certificate may be provided by such Foreign Lender on behalf of each such direct and indirect partner, or

(V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D) From and after the Closing Date, solely for purposes of FATCA, the Borrower and the Administrative Agent shall treat, and the Lenders hereby authorize the Borrower and the Administrative Agent to treat, the Agreement and all Loans made thereunder (including any Loans already outstanding) as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Company and the Administrative Agent in writing of its inability to do so.

(iv) Notwithstanding any other provisions of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any document provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Company pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed.

(g) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” shall include any Swing Line Lender and any L/C Issuer.

SECTION 3.02 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary, to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board of Governors of the Federal Reserve System) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Taxes (other than any Indemnified Taxes, Other Taxes, and Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or, in the case of paragraph (ii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company will pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Company; or

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13; or

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.

SECTION 3.07 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

SECTION 4.01 The Guarantees.

The Company hereby irrevocably guarantees to the Lenders, the Administrative Agent and the L/C Issuers the prompt payment of the Designated Borrower Obligations in full when due and hereby agrees that if any of the Designated Borrower Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Designated Borrower Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

The Guarantors hereby absolutely and unconditionally and irrevocably guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Guarantors to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented costs, attorneys’ fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction and one regulatory counsel incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive (absent manifest error) for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, and the Guarantors hereby irrevocably waive any defenses (other than the defense of payment and the benefit of any statute of limitations) they may now have or hereafter acquire in any way relating to any or all of the foregoing.

SECTION 4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. The Guarantors agrees that they shall have no right of subrogation, indemnity, reimbursement or contribution against any Guarantor for amounts paid under this Article IV until such time as the Secured Obligations have been paid in full and the Commitments have expired or terminated.

Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to a Guarantors, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents shall be done or omitted;

(c) the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Secured Obligations as security for any of the Secured Obligations shall fail to attach or be perfected; or

(e) any of the Secured Obligations shall be determined to be void or voidable (including for the benefit of any creditor of the Company) or shall be subordinated to the claims of any Person (including any creditor of the Company).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Secured Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Secured Obligations. To the extent permitted by law, each Guarantor expressly waives any law or regulation of any jurisdiction or any other event which affects any term of such Guarantor’s obligations hereunder. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Secured Obligations.

SECTION 4.03 Reinstatement.

The obligations of the Company and the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Secured Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Secured Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

SECTION 4.04 Certain Additional Waivers.

(a) Each Guarantor agrees that it shall have no right of recourse to security for the Secured Obligations, except through the exercise of rights of subrogation as limited by Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.07. Each Guarantor understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Secured Obligations, that foreclosure could impair or destroy any ability that it may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right it may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of its rights, if any, may entitle it to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that it will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Secured Obligations; (ii) agrees that it will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by each Guarantor in this Guaranty include any right or defense that it may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Secured Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Secured Obligations.

(b) Each Guarantor waives all rights and defenses that it may have because any of the Secured Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from it without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Secured Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from it even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right it may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because any of the Secured Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

SECTION 4.05 Remedies.

Each Guarantor agrees that, to the fullest extent permitted by law, as between the such Guarantor, on the one hand, and holders of the Secured Obligations, on the other hand, the Secured Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Secured Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Secured Obligations being deemed to have become automatically due and payable), the Secured Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company for purposes of Section 4.01.

SECTION 4.06 Guarantee of Payment; Continuing Guarantee.

The guarantee given by the Company and the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Secured Obligations whenever arising, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 4.07 Limitation of Guarantors Obligations; Contribution.

Notwithstanding any other provision herein or in any other Loan Document to the contrary, the amount of the obligations of any Guarantor under this Guaranty shall be limited to the highest amount (after giving effect to the right of contribution established in this Section 4.07) that is valid and enforceable and not subordinated to the claims of other creditors in accordance with applicable law. Each Guarantor hereby agrees to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.02 hereof.

SECTION 4.08 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 5.01 Conditions Precedent to Effectiveness.

This Agreement shall become effective upon satisfaction of the following conditions precedent (the “Closing Date”):

(a) The Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) An executed counterpart of this Agreement and the Guaranty signed on behalf of the Company, the Administrative Agent and each Lender;

(ii) To the extent requested pursuant to Section 2.11(a), a duly executed Note of the Company, for the account of each requesting Lender;

(iii) Certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name certain identified Loan Parties as debtor and that are filed in those state and county jurisdictions in which such Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(iv) A certificate of the Secretary of the Company certifying (A) copies attached thereto of the resolutions of the Board of Directors of the Company authorizing and empowering certain officers of the Company to effect such borrowings as such officers may deem necessary or desirable for proper corporate purposes, subject to the limitations set forth in such resolutions, (B) copies attached thereto of the Certificate of Incorporation and by-laws of the Company and (C) the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and other documents to be executed and delivered by the Company hereunder;

(iv) A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and organizational documents filed by the Company;

(v) A certificate of a duly authorized officer of the Company, dated the Closing Date, certifying that as of such date, (A) the representations and warranties contained in Section 6.01 are correct in all material respects on and as of the Closing Date, (B) no Default or Event of Default as of the date thereof has occurred and is continuing , (C) the current Debt Ratings and (D) from the Chief Financial Officer, the Solvency of the Company on a consolidated basis both before and after giving effect to the transactions occurring on such date;

(vi) An opinion of Sullivan & Cromwell LLP, substantially in the form of Exhibit 5.01(a)(vi) hereto;

(vii) An opinion of Michael Best & Friedrich LLP, Wisconsin local counsel to the Borrower, substantially in the form of Exhibit 5.01(a)(vii);

(viii) An opinion of Troutman Sanders LLP, North Carolina counsel to the Borrower, substantially in the form of Exhibit 5.01(a)(viii);

(ix) An opinion of Venable LLP, Maryland counsel to the Borrower, substantially in the form of Exhibit 5.01(a)(ix);

(x) An opinion of Greenberg Traurig, LLP, Texas counsel to the Borrower, substantially in the form of Exhibit 5.01(a)(x);

(xi) A Perfection Certificate, in substantially the form of Exhibit 5.01(a)(xi), duly executed by each of the Loan Parties; and

(xii) Subject to Section 7.11(b), delivery of all documents, instruments and certificates and evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken.

(b) The Company shall have paid all reasonable accrued fees and expenses of the Arrangers, the Administrative Agent and the Lenders which are due and payable on the Closing Date to the extent invoiced (including fees set forth in the Fee Letter and the reasonable and documented fees and disbursements of Cahill Gordon & Reindel LLP, counsel for the Arrangers and the Administrative Agent);

(c) There shall have occurred no material adverse change in the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole, since December 31, 2015;

(d) There shall exist no action, suit or proceeding (investigative, judicial or otherwise) against the Company or any of its Subsidiaries pending before any court or arbitrator or any governmental body, agency or official, or to the knowledge of the Company, threatened, that could reasonably be expected to have a Material Adverse Effect;

(e) Receipt of such documentation as may be required by any Lender, any L/C Issuer or the Administrative Agent in order to comply with Section 326 of the USA PATRIOT Act or necessary for any Lender, any L/C Issuer or the Administrative Agent to verify the identity of any Borrower as required by Section 326 of the USA PATRIOT Act, as requested through the Administrative Agent at least 5 days in advance of the Closing Date;

(f) (x) The Borrower shall have delivered a certificate signed by the Chief Financial Officer stating that the Distributions shall have been or are being substantially contemporaneously consummated on the Closing Date and (y) the Administrative Agent shall be reasonably satisfied with the arrangements to ensure that the Distributions shall have been or are being substantially contemporaneously consummated on the Closing Date; and

(g) With respect to each Mortgaged Property, the Borrower shall, or shall cause the applicable Loan Party to, deliver to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property and, for any Mortgaged Property on which improvements are located in a special flood hazard area, a notice duly executed by the Loan Party that owns such Mortgaged Property acknowledging the special flood hazard area status together with evidence of flood insurance in compliance with Section 7.07 hereof.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified above in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved and accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, as notified by the Administrative Agent to the Lenders, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

SECTION 5.02 Conditions Precedent to Each Credit Extension.

The obligation of each Lender to honor any request for Credit Extension and the obligation to issue, amend, extend or renew a Letter of Credit shall be subject to the further conditions precedent on the date of such request for Credit Extension or the date of issuance, amendment, extension or renewal of a Letter of Credit, that the following statements shall be true (and the giving of the applicable Loan Notice or Swing Line Loan Notice and the acceptance by the applicable Borrower of the proceeds of such Borrowing and/or the receipt of a letter of credit application requesting the issuance of such Letter of Credit as required by Section 2.03 shall constitute a representation and warranty by the applicable Borrower that on the date of such request for Credit Extension such statements are true):

(a) The representations and warranties contained in Section 6.01 (other than Section 6.01(e)(iv)) are correct in all material respects on and as of the date of such Credit Extension (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects as of such earlier date), before and after giving effect to such Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) No event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom or from such amendment, extension or renewal of such Letter of Credit, which constitutes a Default or an Event of Default.

(c) In the case of Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

SECTION 5.03 Conditions Precedent to Initial Advance to Each Designated Borrower.

The obligation of each Lender to make its initial advance hereunder to any Applicant Borrower and the obligation to issue, amend, extend or renew a Letter of Credit is subject to the conditions precedent that the Closing Date shall have occurred and the Administrative Agent shall have received on or before the day of the initial Borrowing by such Applicant Borrower or the date of issuance, amendment, extension or renewal of a Letter of Credit the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Designated Borrower Request and Assumption Agreement executed and delivered by such Applicant Borrower (and containing the written consent of the Company), in accordance with Section 2.14 hereof;

(b) To the extent requested pursuant to Section 2.11(a), a Note executed by such Applicant Borrower, payable for the account of each requesting Lender;

(c) Copies of any and all governmental approvals, if any, required with respect to the Designated Borrower Request and Assumption Agreement;

(d) A certificate of the Secretary of such Applicant Borrower certifying (A) copies attached thereto of the resolutions of the Board of Directors or similar body of such Applicant Borrower authorizing and empowering certain officers of such Applicant Borrower to enter into and perform the Designated Borrower Request and Assumption Agreement, (B) copies attached thereto of the organizational documents of such Applicant Borrower, and (C) the names and true signatures of the officers of such Applicant Borrower authorized to sign the Designated Borrower Request and Assumption Agreement and, to the extent requested pursuant to Section 2.11, any Notes;

(e) An opinion of counsel to such Applicant Borrower, in form and substance as the Administrative Agent shall reasonably request;

(f) A certificate from the jurisdiction of organization of such Applicant Borrower dated a date reasonably close to the date hereof as to the good standing of and organizational documents filed by such Applicant Borrower, in each case to the extent available;

(g) Such documentation as may be required by any Lender, any L/C Issuer or the Administrative Agent in order to comply with Section 326 of the USA PATRIOT Act or necessary for any Lender, any L/C Issuer or the Administrative Agent to verify the identity of such Applicant Borrower as required by Section 326 of the USA PATRIOT Act, as requested through the Administrative Agent; and

(h) Such other approvals, opinions and documents relating to the Designated Borrower Request and Assumption Agreement, this Agreement and the transactions contemplated hereby as the Administrative Agent may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Company.

The Company hereby represents and warrants to the Administrative Agent and each Lender and each L/C Issuer that:

(a) Each Loan Party is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) (i) The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party are within the Loan Party’s powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under, (A) the Loan Party’s certificate or articles of incorporation or organization or by-laws, each as amended or (B) any provision of applicable law or regulation or any contractual restriction, judgment, order, injunction, decree or other instrument binding on or affecting the Loan Party.

(ii) The execution, delivery and performance by a Designated Borrower of a Designated Borrower Request and Assumption Agreement and any Notes are within such Designated Borrower’s powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not conflict with or contravene or constitute a default under, (A) such Designated Borrower’s organizational documents or (B) any provision of applicable law or regulation or any contractual restriction, judgment, order, injunction, decree or other instrument binding on or affecting such Designated Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of any Loan Document or a Designated Borrower of any Designated Borrower Request and Assumption Agreement.

(d) Each Loan Document has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Each Loan Document is, and each of the Notes when delivered hereunder will be, a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e) (i) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2015, and the related consolidated statements of income, cash flow and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with in accordance with GAAP consistently applied throughout the period covered thereby.

(ii) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of March 31, 2016 and June 30, 2016, and the related consolidated statements of income, cash flow and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with in accordance with GAAP consistently applied throughout the period covered thereby

(iii) The consolidated balance sheets of the Company and its Consolidated Subsidiaries most recently delivered pursuant to Sections 7.02 (a) and (b), and the related consolidated statements of income, cash flow and shareholders’ equity of the Company and its Consolidated Subsidiaries for the applicable fiscal period then ended fairly present the financial condition of the Company and its Consolidated Subsidiaries as at each such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(iv) Since December 31, 2015 and other than in connection with or as a result of the Transactions, there has been no material adverse change in the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole.

(f) There are no actions, suits or proceedings (investigative, judicial or otherwise) against the Company or any of its Subsidiaries pending before any court or arbitrator or any governmental body, agency or official, or, to the knowledge of any Responsible Officer of the Company, threatened, that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note.

(g) Each Loan Party and each of its Subsidiaries has title in fee simple to each Mortgaged Property, and good title to, or a valid leasehold interest in, all its other material U.S. domestic real property, and none of such real property is subject to any Lien except as permitted by Section 8.06.

(h) Following application of the proceeds of each Loan to the Company, no more than 5% of the assets of the Company and its Consolidated Subsidiaries (exclusive of any retained ownership of LSC or DFS) will be Margin Stock.

(i) The Company is not principally engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(j) The Loans to each Borrower, and all related obligations of such Borrower under this Agreement, rank pari passu with all other indebtedness for money borrowed or raised by such Borrower that is not, by its terms, expressly subordinated to other such indebtedness of such Borrower.

(k) Neither the Company nor any Loan Party is required to register as an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(l) (i) All necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance with all such Environmental Permits, except to the extent that the failure to so obtain or comply could not reasonably be expected to have a Material Adverse Effect; and (ii) no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(m) None of the properties owned or leased by the Company or any of its Subsidiaries is the subject of any investigation or cleanup, whether voluntary or required pursuant to any Environmental Law or ordered by any governmental authority, that could reasonably be expected to have a Material Adverse Effect.

(n) Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status, except to the extent that it could not reasonably be expected to have a Material Adverse Effect.

(o) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(p) Except to the extent that it could not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(q) All of the Company’s Subsidiaries that are corporations are duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted. All of the Company’s Subsidiaries that are a limited partnership or limited liability company are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have all powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.

(r) The information set forth in the Information Documents was true and accurate in all material respects on the date thereof and on the Closing Date, except that the Company makes no representation whatsoever (express or implied) with respect to any statements, information, estimates or projections with respect to the future trends or performance of the Company and its Subsidiaries. All written information regarding the Company and its Subsidiaries furnished by, or on behalf of, the Company at any meeting to which all the Lenders were invited and any written information regarding the Company and its Subsidiaries furnished by, or on behalf of, the Company to the Administrative Agent or any Lender pursuant to or in connection with this Agreement was true and accurate in all material respects on the date as of which such information was furnished, subject to the exception set forth in the preceding sentence for statements, information, estimates or projections with respect to the future trends or performance of the Company and its Subsidiaries.

(s) The Company and its Material Subsidiaries maintain, with financially sound and responsible insurance companies (which may include so-called captive insurance companies), such insurance against such risks as are customarily insured against by Persons engaged in similar businesses; provided, the Company and its Material Subsidiaries may self-insure to the same extent as such other Persons.

(t) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Material Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) there is no proposed Tax assessment, deficiency or other claim against any the Company or any Subsidiary.

(u) The Company and each of its Subsidiaries is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(v) (a) Schedule 6.01(v) sets forth the name and jurisdiction of organization of each Subsidiary that is a Loan Party and each of its direct Domestic Subsidiaries and, as to each such Domestic Subsidiary, the number of each class of its Equity Interests authorized, and the number outstanding, in each case, on the Closing Date, the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date and the percentage of each class of Equity Interests owned by any Loan Party on the Closing Date, (b) all Equity Interests of the Company and its Subsidiaries are duly and validly issued and are fully paid and, in the case of common stock of a corporation that is a Domestic Subsidiary, non-assessable, and, except as set forth in Schedule 6.01(v) on the Closing Date, other than the Equity Interests of the Company, are owned by the Company, directly or indirectly through Wholly Owned Subsidiaries, (c) each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, except the security interest created by the Security Agreement and Permitted Liens and (d) no party other than the Company or its Subsidiaries owns any outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors and directors’ qualifying shares or similar nominal shares to the extent required under applicable legal requirements) of any nature relating to any Equity Interest of any of the Domestic Subsidiaries, except as created by the Loan Documents. No consent of any Person, including any other general or limited partner any other member of a limited liability company, any shareholder or any trust beneficiary, that has not been received is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(w) The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (sub ject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to or on the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens to the extent perfection can be effected via filing.

(x) The Loan Parties on a consolidated basis are Solvent.

(y) Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any Persons that are (i) the target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(z) The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(aa) Borrower and each of its subsidiaries is in compliance with the applicable provisions of the USA PATRIOT Act in all material respects.

(bb) No Loan Party is an EEA Financial Institution.

(cc) No Released Guarantor is a Material Subsidiary.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Loan or Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:

SECTION 7.01 Compliance with Laws, Etc.

The Company shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, except for laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.02 Reporting Requirements.

The Company shall furnish to the Administrative Agent (for delivery to the Lenders):

(a) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, but in no case earlier than when such report shall be required to be filed with the Commission, a copy of the Company’s Quarterly Report on Form 10-Q filed with the Commission for such quarter, or any similar quarterly report required to be filed by the Company with the Commission; provided that if the Company shall no longer be required to so file with the Commission, the Company shall nonetheless thereafter continue to furnish to the Lenders such financial statements and related materials as would have comprised such filings, at such times as the Company would have otherwise delivered the same to the Commission;

(b) within 120 days after the end of each fiscal year of the Company, but in no case earlier than when such report shall be required to be filed with the Commission, a copy of the Company’s Annual Report on Form 10-K filed with the Commission for such year, or any similar annual report required to be filed by the Company with the Commission; provided that if the Company shall no longer be required to so file with the Commission, the Company will nonetheless thereafter continue to furnish to the Lenders such financial statements and related materials as would have comprised such filings, at such times as the Company would have otherwise delivered the same to the Commission;

(c) simultaneously with the delivery of the reports referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 8.05 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and setting forth the details thereof and the action which the Company is taking with respect thereto;

(d) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements (other than Form S-8 or any similar form) which any Borrower files with the Commission or any national securities exchange;

(e) promptly following any Responsible Officer’s knowledge thereof, notice in writing of (i) the occurrence of any Default or Event of Default and setting forth the details thereof and the action which the Company is taking with respect thereto, (ii) the institution of, or any adverse final judgment in, any litigation, arbitration proceeding or governmental proceeding which, in the Company’s judgment, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(f) within 60 days after the Company completes its annual renewal of its insurance, a certificate of insurance of the Company’s primary insurance company or insurance broker(s) summarizing the general liability and property insurance coverage (specifying type, amount and carrier) in effect for the Borrower and the Loan Parties, in form and detail reasonably satisfactory to the Administrative Agent;

(g) concurrently with the delivery of financial statements pursuant to Section 7.02(a), a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement), signed by a Responsible Officer of the Company;

(h) not later than 30 days after such amendment, copies of each amendment to any organization document (i.e. charter, bylaw or the equivalent of either)of any Loan Party;

(i) in each case in accordance with the provisions of Section 2.05, notice of the (i) occurrence of any Disposition with respect to which the Company is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (ii) incurrence or issuance of any Debt for which the Company is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), and (iii) receipt of any Extraordinary Receipt for which the Company is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii); and

(j) such other information as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 7.02(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on Venue (or such other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver (including by electronic mail) paper copies of such documents to the Administrative Agent or any Lender upon its request to the

Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Venue (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.09); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 7.03 Use of Proceeds.

A Borrower shall use the proceeds of the Credit Extensions made under this Agreement for general corporate purposes of the Borrower and its Subsidiaries, including acquisitions; provided, that none of such proceeds will be used in violation of any applicable law or regulation. No proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, or contributed or otherwise made available to any Subsidiary or other Person, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, or in any other manner that will result in a violation by a party to this Agreement or any of its Related Parties (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

SECTION 7.04 Books and Records; Inspection.

The Company shall, and shall cause each of its Subsidiaries to, (a) maintain complete and accurate books and records, in which full and correct entries shall be made of all financial transactions of the Company and each such Subsidiary in accordance with generally accepted accounting principles, and (b) permit any Lender, the Administrative Agent and their respective employees and agents, at such reasonable times during normal business hours and as often as may be reasonably requested, to inspect any of the properties of the Company or any of its Subsidiaries and to inspect and make copies of the material books and records of the Company and its Subsidiaries and to discuss the affairs and finances of the Company and its Subsidiaries with their officers; provided that such Lender or the Administrative Agent shall have delivered a written request for such inspection to the Company prior to the date of any such inspection and that any information provided to the Lenders pursuant to this Section 7.04 shall be subject to the provisions of Section 11.07 hereof.

SECTION 7.05 Corporate Existence.

Subject to the Company’s rights under Sections 8.07 and 8.10, the Company shall, and shall cause each of its Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

SECTION 7.06 Payment of Taxes.

Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company shall pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, all Taxes (whether or not shown on a Tax return) imposed upon it or its property; provided, however, that neither the Company nor any of its Material Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, as long as no action has been commenced to enforce any Lien securing any such Tax.

SECTION 7.07 Maintenance of Property; Insurance.

(a) The Company shall, and shall cause its Subsidiaries to, keep all property useful and necessary in their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(b) The Company and its Material Subsidiaries shall maintain, with financially sound and responsible insurance companies (which may include so-called captive insurance companies), such insurance against such risks as are customarily insured against by companies engaged in similar businesses; provided, the Company and its Material Subsidiaries may self-insure to the same extent as such other Persons. The general and umbrella liability and property insurance (including business interruption) of the Borrower and the Loan Parties shall name the Administrative Agent as additional insured or loss payee, as applicable.

(c) With respect to each Real Property which becomes a Mortgaged Property pursuant to Section 7.08 or 7.11, on or prior to the date such Real Property becomes a Mortgaged Property, if any portion of such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 7.08 Additional Collateral; Additional Guarantors.

(a) With respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 90 days after the acquisition thereof, or such longer period as may be agreed to the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Company shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b) With respect to any Person that is or becomes a Domestic Subsidiary (other than (1) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (2) a Domestic Subsidiary that owns no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs) that is a Material Subsidiary after the Closing Date (i) promptly (and in any event within 90 days after such Person becomes a Material Subsidiary, or such longer period as may be agreed to by the Administrative Agent in its sole discretion) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Domestic Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Domestic Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Domestic Subsidiary, promptly (and in any event within 90 days after such Person becomes a Material Subsidiary, or such longer period as may be agreed to by the Administrative Agent in its sole discretion) (A) to execute a joinder agreement or such comparable documentation to become a Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto or as otherwise agreed by the Administrative Agent and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) For the avoidance of doubt and notwithstanding anything to the contrary in any of the Loan Documents, in no event shall any (i) non-Wholly Owned Subsidiary or (ii) newly-formed Subsidiary that is intended to be and becomes a non-Wholly Owned Subsidiary within 90 days of its formation, be required to become a Guarantor or party to the Security Agreement.

(d) The Company will grant and cause each of the other Borrowers and the Guarantors to grant to the Administrative Agent security interests in, and mortgages on, any Material Real Property of such Loan Parties, as applicable, that are not Mortgaged Property as of the Closing Date, to the extent acquired after the Closing Date, within ninety (90) days after such acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Company (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and record, register or file, and cause each such subsidiary to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing, in each case subject to the penultimate paragraph of this Section 7.08(d). Unless otherwise waived by the Administrative Agent or the applicable Lender (solely with respect to clause (i)(B) below), with respect to each such Additional Mortgage, the Borrowers shall cause the following requirements to be satisfied with respect to such Material Real Property:

(i) (A) the Administrative Agent shall have received with respect to each Mortgaged Property located in the United States of America or any State thereof, at least 10 Business Days prior to the delivery of such Additional Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property and, for any Mortgaged Property on which improvements are located in a special flood hazard area, a notice duly executed by the Loan Party that owns such Mortgaged Property acknowledging the special flood hazard area status together with evidence of flood insurance in compliance with Section 7.07 hereof and (B) the Administrative Agent and each Lender (through the Administrative Agent) shall have received with respect to each Mortgaged Property located in the United States of America or any State thereof, at least 10 Business Days prior to the delivery of such Additional Mortgage, any other reasonable documents or information reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) to enable such Person to comply, in the determination of the Administrative Agent, with any applicable Flood Insurance Laws and all applicable rules and regulations promulgated pursuant thereto;

(ii) the Administrative Agent shall have received:

(A) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording, registering or filing (together with any other forms or undertakings that are required or customary to effect such recording, registration or filing) in all filing, registration or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of filing, registration or recordation thereof,

(B) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability, and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Administrative Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters, and

(C) such other documents as the Administrative Agent may reasonably request that are available to the Borrowers without material expense with respect to any such Mortgage or Mortgaged Property; and

(iii) the Administrative Agent shall have received:

(A) a policy or policies or marked up unconditional binder of title insurance (“Mortgage Policy”) with respect to properties located in the United States, paid for by the Borrower, in the amount of the fair market value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Administrative Agent shall accept a zoning report from a nationally recognized zoning report provider), and

(B) either (x) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such Survey and (B) is sufficient for such Title Insurer to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such Mortgage Policy and issue survey-related endorsements, in lieu of a new or revised Survey, Borrowers may provide a “no material change” affidavit with respect to any prior Survey for the respective Mortgaged Property (which prior Survey otherwise substantially complies with the foregoing survey requirements), or (y) if Borrower elects and if reasonably acceptable to the Title Insurer to issue the Mortgage Policy, and ExpressMap (each of (x) and (y), a “Survey”).

SECTION 7.09 Information Regarding Collateral and Loan Documents.

The Company shall not and shall not permit any other Loan Party to effect any change in (i) such Loan Party’s legal name, (ii) in the location of such Loan Party’s chief executive office, (iii) in such Loan Party’s identity or organizational structure, (iv) in such Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in such Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice (in a form bearing the signature of a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified organization documents reflecting any of the changes described in the preceding sentence.

SECTION 7.10 Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, at the Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require. The Administrative Agent shall, at the Borrowers’ expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.

SECTION 7.11 Post-Closing Requirements.

(a) Within 120 days following the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Company shall, or shall cause the applicable Loan Party, to deliver to the Administrative Agent either:

(i) Written or e-mail confirmation from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that: (i) the recording of the existing Mortgage (and any related fixture filing) is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, and (ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, unless any such mortgage recording taxes are payable in connection with the transactions contemplated by this Agreement, in which case such written confirmation shall so state; or, for any Mortgage recorded in a jurisdiction in which local counsel is unable to provide the foregoing written or email confirmation, with respect to such Mortgage, the deliverables listed in clause (b) below;

(ii) An amendment to the Mortgage on each Real Property listed on Schedule 7.11 hereto (“Mortgage Amendment”) in each case, as security for the Secured Obligations, subject only to Permitted Encumbrances. Such Mortgage Amendments shall be granted substantially in the form to be reasonably agreed to by the Borrower and Administrative Agent. Such Mortgage Amendments shall be submitted to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, continue, preserve and protect the Liens in favor of the Administrative Agent, and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, continuation, perfection and priority of the Lien of each such Mortgage Amendment on such Real Property (including delivery to the Administrative Agent of a datedown endorsement to the Mortgage Policy, and a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage Amendment).

(b) Within 20 Business Days following the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Company shall (or shall cause its Subsidiaries to), to the extent required under the Security Agreement, deliver to the Administrative Agent all certificates, agreements or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement) in existence on the Closing Date in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, to the extent not delivered on the Closing Date after commercially reasonable efforts.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Loan or Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:

SECTION 8.01 Debt.

The Company shall not, and shall not permit any of its Subsidiaries to create or suffer to exist any Debt other than:

(a) Debt under the Loan Documents;

(b) Debt issued and outstanding or available under existing lines of credit or other facilities on the Closing Date so long as such Debt is listed on Schedule 8.01(b) hereto, and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part thereof that meets the definition of Permitted Refinancing (it being understood that if the amount of any Debt is increased in connection with any extension, renewal or replacement, the amount permitted as a Permitted Refinancing shall be permitted under this clause (b) and the amount above the amount permitted as a Permitted Refinancing shall be permitted if permitted under another clause of this Section 8.01);

(c) Debt (i) among Loan Parties, (ii) from a Subsidiary that is not a Loan Party owing to a Loan Party to the extent permitted by Section 8.02, or (iii) among Subsidiaries that are not Loan Parties;

(d) cash management obligations and Debt incurred in respect of netting services, overdraft protection and similar arrangements;

(e) so long as the Company is in compliance with Section 8.05 on a Pro Forma Basis after giving effect to such transaction, Debt of a Person that existed at the time such Person is acquired and becomes a Subsidiary of the Company or Debt of a Person that existed at the time such Person is merged or consolidated with a Subsidiary or Debt acquired by a Subsidiary in connection with an Acquisition, in each case, to the extent such Debt was not created in contemplation of such acquisition, merger or consolidation and is not secured by any assets other than those acquired so long as all such Debt outstanding pursuant to this clause (e) shall not exceed $100,000,000 in the aggregate at any time;

(f) any earn-out obligation that comprises a portion of the consideration for an acquisition or Debt consisting of obligations under deferred compensation or other similar arrangements incurred in connection with an acquisition;

(g) so long as the Company is in compliance with Section 8.05 on a Pro Forma Basis after giving effect to such transaction, capital lease obligations and purchase money obligations for the purchase of goods on ordinary trade terms, fixed assets or capital assets so long as all such Debt outstanding pursuant to this clause (g) shall not exceed $50,000,000 in the aggregate at any time;

(h) Guarantees with respect to Debt of Loan Parties permitted under this Section 8.01;

(i) (x) Debt under Secured Hedge Agreements or Secured Cash Management Agreements in an aggregate amount not to exceed $100,000,000 at any time, (y) Debt under Section 2.01(b) and other pari passu secured Debt in the aggregate not to exceed $100,000,000 or (z) Debt (secured or unsecured) at Subsidiaries that are not Guarantors, so long as all Debt outstanding pursuant to this clause (i) shall not exceed $300,000,000 in the aggregate at any time;

(j) unsecured Debt of a Loan Party so long as the Company is in compliance with Section 8.05 on a Pro Forma Basis after giving effect to such transaction; and

(k) solely on the Closing Date, Debt of the DFS Group and the LSC Group prior to the occurrence of the Distributions.

SECTION 8.02 Investments.

The Company shall not, and shall not permit any of its Subsidiaries to make or hold any Investments, except:

(a) Permitted Investments;

(b) (i) Investments by the Company and its Subsidiaries outstanding on the Closing Date and listed on Schedule 8.02 hereto and any modification or replacement thereof not involving an increase in the aggregate amount of such Investments as of the Closing Date (it being understood that if the amount of any Investment is increased in connection with any modification or replacement, the amount outstanding on the Closing Date shall be permitted under this clause (b)(i) and the increased amount shall be permitted if permitted under another clause or sub-clause of this Section 8.02), (ii) additional Investments by the Company and its Subsidiaries to the extent a Restricted Payment in the same amount would be permitted pursuant to Section 8.03 and, if permitted under clause (vii) of Section 8.03, the available amount is reduced by the unreturned amount of such Investment and (iii) Investments by Subsidiaries that are not Loan Parties;

(c) Investments in current assets, including extensions of credit in the nature of accounts receivable or notes receivable and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business;

(d) Guarantees permitted by Section 8.01;

(e) the purchase or other acquisition of all of the Equity Interests in any Person or a business unit or all or a substantial part of the business of any Person if upon the consummation thereof such Person or assets will be a Wholly Owned Subsidiary; provided that, with respect to each purchase or other acquisition made pursuant to this Section 8.02(e) (each a “Permitted Acquisition”):

(i) any such newly-created or acquired Subsidiary shall comply with the applicable requirements of Section 7.08;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be (A) the businesses engaged in by the Company and its Subsidiaries on the date hereof, (B) the businesses of media, business services or business outsourcing and (C) any business or activities substantially similar or related thereto (which shall include other businesses related to the handling and/or distribution of data used or processed in the businesses engaged in by the Company and its Subsidiaries on the date hereof);

(iii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, and (B) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 8.05;

(iv) the Company shall have delivered to the Administrative Agent, no later than the Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; provided that such certificate shall not be required for any purchase or other acquisition involving cash consideration of less than $50,000,000; and

(v) the Company shall have delivered to the Administrative Agent, within 60 days following the date on which any such purchase or other acquisition is consummated, annual projections for the business acquired in the Permitted Acquisition for the period through the Maturity Date; provided that such annual projections shall only be required for any purchase or other acquisition involving cash consideration of more than $350,000,000.

(f) Investments (i) by the Company in any Guarantor, (ii) by any Guarantor in the Company, (iii) by a Guarantor in another Guarantor, (iv) by a Subsidiary that is not a Loan Party in another Subsidiary (including a Loan Party) to the extent any Debt of a Loan Party is subordinated to the Secured Obligations pursuant to a global intercompany note, and (v) not exceeding $200,000,000 in the aggregate at any time consisting of intercompany loans from the Company or a Guarantor to a Subsidiary that is not a Guarantor; provided, however, that any intercompany loans under this clause (f) shall be evidenced by promissory notes and any promissory note held by a Loan Party shall be pledged (and delivered) by such Loan Party as Collateral pursuant to the Security Agreement;

(g) other Investments so long as the Borrower shall have, at the time any such Investment is made, on a Pro Forma Basis after giving effect to such Investment and the use of proceeds thereof, a Leverage Ratio of 2.75 to 1.00 or less (it being understood that after an Investment is made in compliance with this clause (g), such Investment may be held without regard to whether the Leverage Ratio may be greater or less than 2.75 to 1.00 thereafter); and

(h) other Investments not to exceed $150,000,000 in the aggregate at any time outstanding.

SECTION 8.03 Restricted Payments.

The Company shall not (a) declare, or permit any Subsidiary to declare, dividend or distribution in respect of its Equity Interests or instruments convertible into or exchangeable for Equity Interests (whether in cash, securities or other property) or incur any obligation (contingent or otherwise) to do so or (b) make, or permit a Subsidiary to make, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or instruments convertible into or exchangeable for Equity Interests or on account of any return of capital to the Company or a Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing other than, in each case:

(i) a Subsidiary may make a dividend or distribution (A) to the Company or another Subsidiary or (B) to the extent required by applicable law, regulation or order, any other Person;

(ii) the Company or a Subsidiary may declare and pay dividends and other payments solely in common shares of the Company;

(iii) the Company may declare and pay dividends of $60,000,000 annually in the aggregate, subject to no Event of Default immediately before and immediately after giving pro forma effect thereto; provided that to the extent the amount of dividends under this clause (iii) is less than $60,000,000 in a given year, the balance may be used to repurchase of Equity Interests if the Company on a Pro Forma Basis after giving effect to any such repurchase is 0.25x below the required maximum Leverage Ratio under Section 8.05 applicable at such time;

(iv) the Company or any Subsidiary may, in the ordinary course of business, (x) repurchase its equity interests owned by retiring directors, officers or employees of the Company and (y) make payments to directors, officers or employees of the Company or any of its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity or equity-based incentives pursuant to management or other incentive plans or in connection with the death or disability of such employees;

(v) the Company or any Subsidiary may, in the ordinary course of business, repurchase restricted equity interests of the Company issued as compensation to officers, directors and employees upon the vesting of such restricted equity interests if the fair market value of such repurchased equity interests represent an amount equal to the tax withholding obligations of such officers, directors and employees that result from the vesting of such restricted equity interests;

(vi) the Company or any Subsidiary may make other payments so long as on a Pro Forma Basis after giving effect to such payments, the Leverage Ratio is 2.25 to 1.00 or less, subject to no Event of Default immediately before and immediately after giving pro forma effect thereto;

(vii) the Company or any Subsidiary may make other payments not to exceed $75,000,000 in the aggregate, subject to no Event of Default immediately before and immediately after giving pro forma effect thereto; and

(viii) the Distributions.

SECTION 8.04 Burdensome Agreements.

The Company shall not, nor shall it permit its Material Subsidiaries to, enter into, or permit to exist, any consensual Contractual Obligation that (a) encumbers or restricts the ability of such Material Subsidiary to (i) make dividends or distributions to the Company, (ii) pay any Debt or other obligation owed to the Company, (iii) make loans or advances to the Company, (iv) transfer any of its property to the Company or (b) encumbers or restricts the ability of the Company or such Material Subsidiary to pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except, in each case, those (1) existing under the Loan Documents and any other agreement in effect on the Closing Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in such existing agreement, (2) existing under, by reason of, or with respect to, applicable law, rule, regulation or order, (3) with respect to any Person or the property or assets of a Person acquired by the Company or any Material Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances or restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements, or refinancings are not materially more restrictive, taken as a whole, than those in effect at the time of the acquisition, (4) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (5) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Material Subsidiary not otherwise prohibited by the Loan Documents, (6) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, materially detract from the value of any property or assets of the Company or any Material Subsidiary, (7) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Material Subsidiary that restrict distributions by that Material Subsidiary pending such sale or other disposition, (8) existing under, by reason of, or with respect to, customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture, partnership or limited liability company agreements, and (9) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case, under contracts, leases or other agreements entered into in the ordinary course of business, and (10) those with respect to any Lien that is permitted to be incurred pursuant to Section 8.06.

SECTION 8.05 Financial Ratios.

(a) Secured Leverage Ratio. The Company shall not permit the Secured Leverage Ratio as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2016) of the Company to be greater than 1.50 to 1.00.

(b) Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2016) of the Company to be greater than (i) with respect to any fiscal quarter ending prior to September 30, 2017, 5.00 to 1.00, (ii) with respect to any fiscal quarter ending on or after September 30, 2017 and prior to March 31, 2018, 4.75 to 1.00, (iii) with respect to any fiscal quarter ending on or after March 31, 2018 and prior to March 31, 2019, 4.50 to 1.00, (iv) with respect to any fiscal quarter ending on or after March 31, 2019 and prior to March 31, 2020, 4.25 to 1.00 and (v) with respect to any fiscal quarter ending on or after to March 31, 2020, 4.00 to 1.00.

Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of, or compliance with, the financial covenants set forth above shall be made on a Pro Forma Basis.

SECTION 8.06 Limitation on Liens, Etc.

The Company shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than the following (“Permitted Liens”):

(a) Liens existing on the Closing Date and listed on Schedule 8.06 hereto;

(b) Liens arising in connection with the obligations of the Company or any Subsidiary under industrial revenue bonds;

(c) Liens on assets of a Subsidiary of a Loan Party to secure Debt of such Subsidiary to any Loan Party;

(d) Purchase money Liens claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Liens, and provided that no such Lien shall extend to assets of any character other than the goods being acquired;

(e) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by such Person in the ordinary course of business not prohibited by this Agreement;

(f) Liens securing Debt on property of a corporation or firm (or division thereof) that becomes a Subsidiary of the Company or of any of its Subsidiaries after the date hereof in accordance with Section 8.02 and existing at the time such corporation is merged or consolidated with the Company or any Subsidiary, at the time such corporation or firm (or division thereof) becomes a Subsidiary of the Company or any of its Subsidiaries, or at the time of a sale, lease or other disposition of the properties of a corporation or a firm (or division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that such Liens were not created in contemplation of such merger, consolidation, acquisition, sale, lease or disposition and do not extend to assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary and such Debt was permitted by Section 8.01(e);

(g) Liens on life insurance policies owned by the Company or any Subsidiary, securing Insurance Policy Debt;

(h) (i) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or other social security legislation, and deposits securing liability to insurance carriers under related insurance or self-insurance arrangements, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (i), or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (i) and (ii) of this clause (h);

(i) (i) deposits to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which such Person is a party, (ii) deposits to secure public or statutory obligations of such Person, surety and appeal bonds, performance bonds and other obligations of a like nature, (iii) deposits as security for contested taxes, import duties or the payment of rent, and (iv) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of items set forth in clauses (i) and (ii) of this clause (i);

(j) Liens consisting of pledges or deposits of cash or securities made by such Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable Governmental Authority;

(k) Liens imposed by law, such as (i) carriers’, warehousemen’s and mechanics’ materialmen’s, landlords’, or repairmen’s Liens, or (ii) other like Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings;

(l) Liens arising out of judgments or awards not constituting an Event of Default;

(m) Liens for property taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained to the extent required in accordance with GAAP (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);

(n) survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially impair their use in the ordinary operation of the business of such Person;

(o) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto and pooling and netting arrangements) or other funds maintained with a depository institution or securities intermediary;

(p) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding Leases entered into by such Person;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s) Purchase money Liens constituting the interest of a lessor under a lease that would be capitalized on the lessee’s balance sheet in accordance with GAAP, or under a sale-leaseback transaction, in each case relating to equipment, provided that after giving effect thereto on a Pro Forma Basis, no Event of Default under Section 8.05 shall exist and the related Debt was permitted under Section 8.01(g);

(t) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing clause (a); provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of the Company or any of its Subsidiaries incurred in connection with such refinancing, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property which is subject to the Lien so extended, renewed or replaced (plus improvements on such property);

(u) Liens securing the Secured Obligations and pari passu Liens securing Debt incurred pursuant to Section 8.01(i), and Liens securing Debt at Subsidiaries that are not Guarantors that is incurred pursuant to Section 8.01(i) if such Liens are solely on non-Guarantor assets;

(v) Liens consisting of licenses of Intellectual Property to third parties;

(w) additional Liens so long as the aggregate principal outstanding amount of the obligations secured thereby does not exceed $10,000,000 at any time; and

(x) solely on the Closing Date, Liens on assets of the DFS Group and the LSC Group prior to the occurrence of the Distributions.

Notwithstanding the foregoing, no Liens securing Debt pursuant to clause (i) of the definition thereof may be incurred on Intellectual Property, Equity Interests, Real Property, or Equipment or Fixtures (each of such two terms as defined under the UCC) in each case owned by the Company or its Domestic Subsidiaries, other than Liens (x) pursuant to clause (u) above and (y) pursuant to clauses (a), (b), (d), (f), (s), and (t) above on Equipment or Fixtures.

SECTION 8.07 Merger; Sale of Assets.

The Company shall not, and shall not permit its Subsidiaries to, merge or consolidate with or into any other Person, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter required), except:

(a) the Company or a Subsidiary may merge or consolidate with or into any other Person; provided that, if the Company or a Designated Borrower is a party to such merger or consolidation, the Company or such Designated Borrower is the surviving entity and if a Guarantor is a party to such merger or consolidation a Guarantor is the surviving entity;

(b) any Subsidiary that is a Designated Borrower may sell or otherwise dispose of any or all of its assets to, the Company or a Guarantor, and any Subsidiary that is not a Designated Borrower may sell or otherwise dispose of any or all of its assets to any other Person;

provided that (i) after giving effect to such merger, consolidation, sale or other disposition, no Default or Event of Default shall exist, and (ii) in the case of a transaction involving a Subsidiary, the assets to be sold or conveyed do not constitute all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; and

(c) the Company or a Subsidiary may consummate Permitted Acquisitions not involving a merger of the Company.

For the avoidance of doubt, nothing contained in this Section 8.07 shall prohibit the ability of the Company and its Subsidiaries to make Investments not prohibited by Section 8.02, to make Restricted Payment not prohibited by Section 8.03 or to consummate Dispositions not prohibited by Section 8.10.

SECTION 8.08 Conduct of Business.

The Company shall not, and shall not permit its Subsidiaries to, engage in any line of business other than (A) the businesses engaged in by the Company and its Subsidiaries on the date hereof, (B) the businesses of media, business services or business outsourcing and (C) any business or activities substantially similar or related thereto (which shall include other businesses related to the handling and/or distribution of data used or processed in the businesses engaged in by the Company and its Subsidiaries on the date hereof).

SECTION 8.09 Transactions with Affiliates.

The Company shall not, and shall not permit its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company that is not a Subsidiary of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions for fair market value of less than $25,000,000, (b) transactions between or among the Company and its Subsidiaries, (c) entering into employment and severance arrangements with directors, officers and employees, (d) Restricted Payments not prohibited under Section 8.03, (e) investments permitted under Section 8.02 that would be subject to this Section 8.09 because the Company or a Subsidiary owns Equity Interests in or otherwise Controls such Person and (f) any other transaction approved by a majority of the disinterested members of the Borrower as being fair to the Borrower and its Subsidiaries.

For purposes of this Section 8.09, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in the language preceding the proviso in this Section 8.09 if such transaction has been approved by the board of directors of the Company or Subsidiary of the Company, as applicable.

SECTION 8.10 Dispositions.

The Company shall not, and shall not permit its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 8.10; provided that (i) at the time of such Disposition, no Default or Event of Default has occurred and is continuing or would result from such Disposition, and (ii) the aggregate book value of all property Disposed of in reliance on this clause (a) (x) in any fiscal year shall not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year and (y) shall not exceed 35% of Consolidated Total Assets (as of the end of the immediately preceding fiscal year, but tested only at incurrence) in the aggregate over the life of this Agreement and (iii) if on a Pro Forma Basis after giving effect to such Disposition, the Leverage Ratio is greater than 2.50 to 1.00, at least 75% of the purchase price for such asset shall be paid to the Borrower or its Subsidiary in cash, provided, that (1) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) from the Closing Date until the Maturity Date, not in excess of $200,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed cash and (2) any liabilities or obligations that are assumed by the transferee in connection with such Disposition shall be deemed cash and any securities, notes or other obligations received by the Borrower or any of its Subsidiaries from the transferee or Affiliates in connection with such Disposition shall be deemed cash if the Borrower or the applicable Subsidiary intends at the time of receipt to convert such securities, notes or other obligations to cash within one year of receipt thereof (with the proceeds thereof being Net Cash Proceeds upon any such conversion); provided, further that any such Disposition shall be for fair market value;

(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired;

(c) Dispositions of current assets in the ordinary course of business and Dispositions of Permitted Investments;

(d) Dispositions of property by a Borrower or any Subsidiary to a Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e) Dispositions of property that is no longer to be used in Borrowers’ or their Subsidiaries’ business;

(f) Restricted Payments permitted under Section 8.03;

(g) Dispositions of Intellectual Property or other intangible assets, including through licensing or cross-licensing of Intellectual Property or the abandonment, cancellation or disposition of Intellectual Property;

(h) the sale or issuance of any Subsidiary’s Equity Interest to the Borrowers or any Guarantor;

(i) the leasing, occupancy agreements or sub-leasing of property that would not materially interfere with the required use of such property by the Borrowers or their Subsidiaries;

(j) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (and not as part of any financing of receivables);

(k) Involuntary Dispositions to the extent Section 2.05(b)(iii) is complied with;

(l) Dispositions of Investments to the extent required by, or made pursuant to, customary buy/sell arrangements between the holders of Equity Interests pursuant to shareholders’ or joint venture agreements or similar arrangements; and

(m) Dispositions over the life of this Agreement constituting no more than 5% of Consolidated Total Assets as of the prior fiscal year at the time of any such Disposition may be disposed of through an exchange or swap for similar property (including assumption of liabilities or obligations in connection therewith) useful in the business of the Borrower and its Subsidiaries of comparable fair market value.

SECTION 8.11 No Liens in Reliance on Indenture Threshold Amount. The Loan Parties shall not, and shall not permit any Subsidiary to, grant or create any mortgage or enter into any Sale and Lease-Back Transaction (as defined in each Indenture) that is permitted by reliance on the Indenture Threshold Amount (as defined in the Security Agreement) or that reduces the Indenture Threshold Amount except for mortgages in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that the foregoing covenant shall cease to apply on the date on which Section 406 or 1006, as applicable, and 407 or 1007, as applicable, in all of the Indentures shall cease to be in effect with respect to any Debt thereunder in accordance with the terms of each Indenture, including as a result of covenant defeasance. The Loan Parties shall not, and shall not permit any Subsidiary to, (i) take any action that would require the Loan Parties or any Subsidiary to grant or create any Lien securing any Debt under each Indenture (which for the avoidance of doubt shall not include Debt under other indentures refinancing any such Debt) or (ii) voluntarily grant or create any such Lien.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.01 Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) A Borrower or other Loan Party shall fail to pay when due any installment of principal of any Loan or any L/C Obligation or deposit any funds as cash collateral in respect of L/C Obligations required to be made in accordance with the provisions of this Agreement; or

(b) A Borrower or other Loan Party shall fail to pay any fee under this Agreement, or any installment of interest on any Loan, within five (5) days after the due date thereof; or

(c) Any written representation or warranty, certification or statement made or deemed made by a Borrower or other Loan Party herein, in any other Loan Document, or in any certificate delivered in connection herewith or therewith shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Company or other Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 7.02(a), (b) or (e), 7.03, 7.04, 7.05, or 7.06 or Article VIII (ii) any other term, covenant or agreement contained in this Agreement, other than as otherwise provided in this Section 9.01, on its part to be performed or observed if such failure in the case of this clause (ii) shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(e) The Company or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Debt, any obligations in respect of acceptances, letters of credit or other similar instruments, of the Company or such Material Subsidiary which is outstanding in a principal amount of at least $75,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or other obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or other obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt or other obligation; or any Debt or other such obligation in which the outstanding principal exceeds $75,000,000 shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed, defeased or otherwise repurchased by the Company or any Material Subsidiary (other than by a regularly-scheduled required prepayment), or any offer to prepay, redeem, defease or purchase such Debt shall be required to be made, prior to the stated maturity thereof; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which Company or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) and, the Swap Termination Value owed by the Company or such Material Subsidiary as a result thereof is greater than $75,000,000; or

(f) (i) The Company or any Material Subsidiary (A) shall generally not pay its debts as such debts become due, or (B) shall admit in writing its inability to pay its debts generally, or (C) shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Company or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Company or any Material Subsidiary (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other action in such proceeding or result adverse to the Company or such Material Subsidiary, as applicable; (iii) the Company or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f)(i)(B), (i)(C) or (ii); or

(g) Any Person, or a group of Persons acting in concert, shall at any time acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company representing 35% or more of the combined voting power of all Voting Stock of the Company; or

(h) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that would reasonably be expected to have a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any payment or payments, in an aggregate amount in excess of $75,000,000, with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(i) One or more final judgments or orders for the payment of money, in an aggregate amount exceeding $75,000,000 at any one time outstanding (exclusive of judgment amounts fully covered by insurance, to the extent the insurer has admitted liability in respect thereof), shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) such judgments or orders shall not be discharged (or provision shall not have been made for such discharge), a stay of execution thereof shall not be obtained, or such judgments or orders shall not be paid or bonded, within 60 days from the date of entry thereof, and the Company or such Material Subsidiary, as the case may be, shall not, within such 60-day period, appeal therefrom and cause the execution thereof to be stayed pending such appeal; or

(j) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any Loan Party contests the validity or enforceability of any material provision of any Loan Document; or the Company or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Any Collateral Document after delivery thereof including pursuant to Section 7.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (in the case of Mortgaged Property, subject to Permitted Encumbrances and in the case of all other Collateral, subject to Permitted Liens) on the Collateral purported to be covered thereby; provided that it shall not be an Event of Default under this clause (k) if the Administrative Agent shall not have, or shall cease to have, a valid and perfected first priority Lien on Collateral purported to be covered thereby that has a fair market value, individually or in the aggregate, of less than $50,000,000.

SECTION 9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) require that the Company cash collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any Material Subsidiary under the Bankruptcy Code of the United States, the obligation of each Lender to make Advances and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02),

(a) any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings (and similar amounts with respect to Secured Cash Management Agreements under clause (x) of the definition of Cash Management Agreement), ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (and similar amounts with respect to Secured Cash Management Agreements under clause (x) of the definition of Cash Management Agreement), ratably among the Secured Parties in proportion to the respective amounts held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

Subject to Section 2.03(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative

Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto. For the avoidance of doubt, amount received on account of the Secured Obligations from a given Loan Party or its assets may only be used to satisfy the Secured Obligations that such Loan Party has obligated itself for (pursuant to pledge, guaranty or otherwise) pursuant to the Loan Documents.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

ARTICLE X

ADMINISTRATIVE AGENT

SECTION 10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, for the avoidance of doubt, exercising any discretion under Section 7.11 or otherwise). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or incurrence of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct with respect to the actions of such sub-agents or their selection.

SECTION 10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender; provided further that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and in consultation with the Borrower, appoint a successor, (b) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (c) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Sing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.

SECTION 10.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 and Section 11.03 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 10.10 Collateral and Guaranty Matters.

(I) Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold to a Person that is not a Loan Party as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty and the Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted to be superior to the Lien of the applicable Collateral Documents by Section 8.06;

(II) on the Closing Date, each DFS Guarantor and LSC Guarantor shall be and hereby is automatically released from its obligations under the Guaranty and the other Loan Documents, and the Liens on the DFS and LSC Collateral granted to the Administrative Agent under the Loan Documents shall be automatically released.

(III) on the Closing Date, each of the Subsidiaries listed on Schedule 10.10 that was a Guarantor immediately prior to the Closing Date (the “Released Guarantors”) shall be and hereby is automatically released from its obligations under the Guaranty and the other Loan Documents, and the Liens on the Collateral of the Released Guarantors granted to the Administrative Agent under the Loan Documents shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of

Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10.11 Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.12 Withholding Tax.

To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 10.12, the term “Lender” shall include any Swing Line Lender and any L/C Issuer.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

(vii) release the Company from its Obligations hereunder, including those Obligations under Article IV, without the written consent of each Lender directly affected thereby;

(viii) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction or series of related transactions that is not prohibited by Section 8.10 shall not constitute the release of all or substantially all of the Collateral) without the written consent of each Lender directly affected thereby;

(ix) release all or substantially all of the value of the Guaranty, without the written consent of each Lender directly affected thereby, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(x) subordinate the Obligations or, except as expressly permitted hereunder, the Liens securing them without the written consent of each Lender directly affected thereby;

(b) unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;

(d) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders. In addition, in the event term loans are added to this Agreement a majority in interest of the revolving Lenders shall be required to consent to any waiver or change affecting borrowing conditions for Revolving Loans or affecting the revolving Lenders adversely with respect to payments in a manner differently than that affecting term loan lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Company and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

SECTION 11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Borrower, the Administrative Agent, the Swing Line Lender or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic message services or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Swing Line Lender and the L/C Issuers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the applicable L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, restatements, modifications or waivers (or any proposed amendments, restatements, modifications or waivers) of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented, out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented, out-of-pocket related expenses (including the reasonable, documented fees, charges and disbursements of (A) one primary counsel for all Indemnitees in any one action and (B) one local counsel in each applicable jurisdiction unless, in each case, in the reasonable opinion of such counsel representation of all Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest owed to any unaffiliated third party) that may be incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Action related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or by any such persons directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith or a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), an L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not in any way limit the indemnification obligations of the Borrower pursuant to subsection (b) above. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Swing Line Lender and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 (and in increments of not less than $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B) or (C) a natural person.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time (with respect to its own interests) and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (subject to the requirements and limitations of such Sections and Section 3.06). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells participations, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of all of such Lender’s Participants and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents. The entries in the participant register shall be conclusive (absent manifest error), and such Lender shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as the owner of the applicable participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the participant register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person expect to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant became a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment (or any foreclosure with respect thereto) shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b) or 2.17(d) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, or (j) subject to an agreement containing provisions substantially the same as those of this Section, to any Person to whom or for whose benefit that such Lender pledges or assigns a security interest pursuant to Section 11.06(f).

For purposes of this Section, “Information” means all information received from a Borrower or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Borrower or any Subsidiary, provided that, in the case of information received from a Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party (including, for the avoidance of doubt, the obligations of the Company in its capacity as Guarantor) now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have. Each Lender and the L/C Issuers agree to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) a Lender does not consent to a proposed Designated Borrower pursuant to Section 2.14, (v) a Lender does not approve another Alternative Currency requested by the Company, or (vi) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document under subclause (iii) above, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS PROVIDED IN ANY MORTGAGE WITH RESPECT TO ITSELF), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING WITH RESPECT TO COLLATERAL DOCUMENTS (INCLUDING FINANCING STATEMENTS) GOVERNED BY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK THE ADMINISTRATIVE AGENT MAY FILE ACTIONS OR PROCEEDINGS RELATED TO SUCH COLLATERAL DOCUMENTS IN ANY COURT IN THE STATE WHOSE LAWS GOVERN SUCH COLLATERAL DOCUMENT AND ALL PARTIES HERETO CONSENT TO EACH SUCH COURT’S JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger or Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger or Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Loan Notices, Swingline Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11.18 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 11.19 California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

SECTION 11.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 11.21 Appointment of the Company.

Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the L/C Issuers or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

SECTION 11.22 Amendment and Restatement of Existing Credit Agreement.

(a) This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the obligations under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Except as provided in Section 10.10(II), nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Parties under the Existing Credit Agreement from any of its obligations and liabilities thereunder, as modified hereby. Each Loan Party hereby confirms and agrees that, except as modified or amended and restated hereby or by a Loan Document or other instruments executed concurrently herewith, each “Loan Document” (as defined in the Existing Credit Agreement) to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to the “Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean this Agreement.

(b) Each Loan Party other than the DFS Guarantors and the LSC Guarantors (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement; (b) acknowledges and agrees that its obligations under each of the “Loan Documents” (as defined in the Existing Credit Agreement) owing to each lender thereunder that is also a Lender hereunder shall be in respect of the obligations of the Company under this Agreement and the other Loan Documents; (c) reaffirms all of its obligations under each “Loan Document” (as defined in the Existing Credit Agreement) and each other Loan Document and all other Secured Obligation, reaffirms its grants of Liens on the Collateral to secure the Secured Obligations and with respect to each of the Guarantors, its guarantee of the Secured Obligations; and (d) agrees that, except as expressly amended, restated or modified hereby or by any Loan Document or other instrument executed concurrently herewith, each of the “Loan Documents” (as defined in the Existing Credit Agreement) to which it is a party is and shall remain in full force and effect. Each Loan Party other than the DFS Guarantors and the LSC Guarantors hereby expressly acknowledges that the amendment and restatement of the Existing Credit Agreement by this Agreement does not (i) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Secured Obligations, whether heretofore or hereafter incurred; or (ii) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens, except as set forth in Sections 7.08 and 7.11. Each Loan Party other than the DFS Guarantors and the LSC Guarantors hereby confirms and agrees that all outstanding principal, interest and fees and other obligations under the Existing Credit Agreement immediately prior to the date hereof shall, to the extent not paid on the date hereof, from and after the date hereof, be, without duplication, Obligations and Secured Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by this Agreement and the other Loan Documents.

SECTION 11.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	R. R. DONNELLEY & SONS COMPANY, a Delaware corporation

	By:	/s/ Christine M. Maki
Name: Christine M. Maki Title: Senior Vice President, Tax

GUARANTORS:

AUTOMATED GRAPHIC SYSTEMS, LLC,

BANTA CORPORATION,

BRIDGETOWN PRINTING CO.,

CDS PUBLICATIONS, INC.,

CLEAR VISIONS, INC.,

CONSOLIDATED GRAPHICS INTERNATIONAL, INC.,

CONSOLIDATED GRAPHICS PROPERTIES II, INC.,

CONSOLIDATED GRAPHICS SERVICES, INC.,

CONSOLIDATED GRAPHICS, INC.,

COURIER PRINTING COMPANY,

FREDERIC PRINTING COMPANY,

HICKORY PRINTING SOLUTIONS, LLC,

MERCURY PRINTING COMPANY, LLC,

MOUNT VERNON PRINTING COMPANY,

NIES/ARTCRAFT, INC.,

OFFICETIGER HOLDINGS INC.,

PBM GRAPHICS, INC.,

PRINTING, INC.,

RRD DUTCH HOLDCO, INC.,

RRD WEST CALDWELL, LLC,

THE HENNEGAN COMPANY,

THE MCKAY PRESS, INC.,

VERITAS DOCUMENT SOLUTIONS, LLC,

WETZEL BROTHER, LLC

	By:	/s/ Christine M. Maki
Name: Christine M. Maki Title: Authorized Signatory

BANTA GLOBAL TURNKEY LLC RR DONNELLEY LOGISTICS SERVICES WORLDWIDE, INC.,

By:	/s/ Janet M. Halpin
Name: Janet M. Halpin Title: Authorized Signatory

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Angela Larkin
Name: Angela Larkin Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ William A. Bowen, Jr.
Name: William A. Bowen, Jr. Title: Managing Director

JPMorgan Chase Bank, N.A., as a Lender and L/C Issuer

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios Title: Vice President

CITIBANK, N.A., as a Lender and L/C Issuer

By:	/s/ Scott Slavik
Name: Scott Slavik Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Barry P. Litwin
Name: Barry P. Litwin Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle R. Holtz
Name: Kyle R. Holtz Title: Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Flaherty
Name: Patrick Flaherty Title: Managing Director

Capital One, N.A., as a Lender

By:	/s/ Sean C. Horridge
Name: Sean C. Horridge Title: Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Thomas F. Parrott
Name: Thomas F. Parrott Title: Managing Director

Fifth Third Bank, as a Lender

By:	/s/ Kurt Marsan
Name: Kurt Marsan Title: Vice President

ING Bank N.V., as a Lender

By:	/s/ R.P. Boon
Name: R.P. Boon Title: Director

If a second signature block is required:

By:	/s/ Koen Weehuizen
Name: Koen Weehuizen Title: Managing Director

The Northern Trust Company, as a Lender

By:	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro Title: SVP

Bank of Ireland, as a Lender

By:	/s/ Conor Linehan
Name: Conor Linehan Title: Authorised Signatory

If a second signature block is required:

By:	/s/ D. O’Neill
Name: D. O’Neill Title: Authorised Signatory

Associated Bank National Association, as a Lender

By:	/s/ J. Eric Bergren
Name: J. Eric Bergren Title: Senior Vice President

CITIZENS BANK, N.A., as a Lender

By:	/s/ Darran Wee
Name: Darran Wee Title: Senior Vice President

COMERICA BANK, as a Lender and L/C Issuer

By:	/s/ Brandon Kotcher
Name: Brandon Kotcher Title: Relationship Manager